UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934



Filed by the Registrant    [ ]

Filed by a Party other than the Registrant  X

Check the appropriate box:

X    Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-12


                                    MCI, Inc.
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                (Name of Registrant as Specified in Its Charter)

                        Deephaven Capital Management LLC
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X    No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:
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         (2)  Aggregate number of securities to which transaction applies:
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         (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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         (4)  Proposed maximum aggregate value of transaction:
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         (5)  Total fee paid:
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[ ]  Fee paid previously with preliminary materials:
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[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

[ ]  (1)  Amount previously paid:
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[ ]  (2)  Form, Schedule or Registration Statement No.:
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[ ]  (4)  Date Filed:
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


                   Subject to Completion, dated June 15, 2005.

                       SPECIAL MEETING OF STOCKHOLDERS OF
                                    MCI, INC.

                              ---------------------

               PROXY STATEMENT OF DEEPHAVEN CAPITAL MANAGEMENT LLC

                              ---------------------

                  This proxy statement and the enclosed GREEN proxy card are being furnished to you, the stockholders of MCI, Inc. ("MCI"), in connection with the solicitation of proxies by Deephaven Capital Management LLC ("Deephaven") for use at the special meeting of stockholders of MCI (the "Special Meeting"), and at any adjournments or postponements thereof, relating to the proposed merger involving Verizon Communications Inc. ("Verizon"), Eli Acquisition, LLC ("Eli") and MCI. Pursuant to this proxy statement, Deephaven is soliciting proxies from holders of shares of MCI common stock to vote AGAINST the proposal to adopt the proposed merger agreement and to approve the merger.

                  MCI has not yet announced the date, time or location of the Special Meeting. We are soliciting proxies for use at the Special Meeting whenever and wherever it may be held.

                                  * * * * * * *

                  A proxy may be given by any person who held shares of MCI common stock on the record date for the Special Meeting (the "Record Date"). MCI has not yet set the Record Date for the Special Meeting. Such information will be provided by amendment to this Schedule 14A filed with the Securities and Exchange Commission (the "SEC") of which this proxy statement is a part, after MCI sets the Record Date. Whether or not you plan to attend the Special Meeting, you are urged to sign and date the enclosed GREEN proxy card and return it in the postage-paid envelope provided. Your latest-dated proxy is the only one that counts, so you may return the GREEN proxy card even if you have already delivered any other proxy. Please do not return any proxy sent to you by MCI. If you have already returned a [____] proxy card sent to you by MCI, that card will be automatically revoked if you complete and return the enclosed GREEN proxy card. It is very important that you both sign and date your proxy card.

                  This proxy statement is provided by Deephaven and not by the board of directors of MCI.

                                  * * * * * * *

 This proxy statement and the enclosed GREEN proxy card are first being sent or given to stockholders of MCI on or about _____________, 2005.

                                TABLE OF CONTENTS


BACKGROUND OF THE DECISION TO OPPOSE THE PROPOSED MERGER
REASONS TO VOTE AGAINST THE PROPOSED MERGER
CERTAIN INFORMATION REGARDING THE PROPOSED MERGER
VOTING PROCEDURES
APPRAISAL RIGHTS
PROXY SOLICITATION AND EXPENSES
INFORMATION ABOUT THE PARTICIPANTS IN THIS SOLICITATION OF PROXIES INFORMATION ABOUT MCI
OTHER MATTERS TO BE VOTED UPON
FUTURE STOCKHOLDER PROPOSALS
Annex A
Annex B
PROXY CARD

            BACKGROUND OF THE DECISION TO OPPOSE THE PROPOSED MERGER

         Deephaven is the manager of several funds that beneficially own shares of MCI. Deephaven believes that the proposed merger between Verizon and MCI is not in the best interests of MCI stockholders. Deephaven's opposition to the merger between MCI and Verizon is based on Deephaven's commitment to stockholder value. To that end, we are soliciting your proxy to vote AGAINST the proposed merger with Verizon.

                   REASONS TO VOTE AGAINST THE PROPOSED MERGER

         According to information provided in the Verizon Registration Statement (No. 333-124008) on Form S-4 filed with the SEC on April 12, 2005, as amended by Pre-Effective Amendment No. 2, filed on June 2, 2005 (the "Verizon S-4"), MCI has engaged in discussions with several parties with respect to potential business combinations. MCI's discussions with certain bidders, such as Verizon and Qwest Communications International, Inc. ("Qwest"), have resulted in lengthy negotiations and the submission of multiple competing bids over a period of several months. The following excerpts from the Verizon S-4 provide a summary of events and discussions leading to MCI's acceptance of Verizon's offer. The following discussion is not complete and is qualified in its entirety by reference to the full text of the Verizon S-4 and certain statements released by the applicable parties.

         MCI had engaged in negotiations with and had already received proposals for merger from both Verizon and Qwest when on April 21, 2005, MCI received a revised proposal from Qwest, which among other things:

                  "provided for total consideration per share of MCI common stock equal to: (i) up to $5.60 in cash in quarterly and special dividends (excluding the $0.40 per share dividend declared by MCI's board of directors on February 11, 2005);
                  (ii) $10.40 in cash at closing; and (iii) 3.373 shares of
                  Qwest common stock at closing . . . . The total stated amount of Qwest's proposal was $30.00 per share of MCI common stock (excluding the $0.40 per share dividend declared on February 11, 2005), based on Qwest's closing market price of $3.54 on the previous business day, which was 22 cents from the bottom of the range of the collar mechanism under that proposal. The closing market price of MCI common stock on the previous business day was $26.27."

         (See "Background of the Merger," page 49 of the Verizon S-4.)

         Upon receipt of such proposal from Qwest, MCI's board of directors, management and financial and legal advisors met to analyze the revised Qwest proposal and the terms of the Verizon merger agreement:

                  "Following these discussions, MCI's board of directors determined that Qwest's revised proposal constituted a superior proposal within the meaning of the Verizon merger agreement, taking into account all of the terms and conditions of Qwest's revised proposal and of the then-current Verizon merger agreement, as well as other factors deemed relevant by MCI's board of directors. MCI's board of directors also directed that notice be given to Verizon and Qwest of MCI's board of directors' determination as required by the terms of Qwest's offer. After the meeting, MCI informed Verizon of MCI's board of directors' determination and gave notice, pursuant to the terms of the Verizon merger agreement, that MCI's board of directors was prepared to change its current recommendation in favor of the then-current Verizon merger agreement. As a result of MCI's board of directors' determination and notice, under the terms of the Verizon merger agreement, if Verizon did not respond with a revised proposal on or prior to April 29, 2005 that was at least as favorable to MCI's stockholders as Qwest's proposal, MCI's board of directors would thereafter be able to change its current recommendation in favor of the then-current Verizon merger agreement."

         (See "Background of the Merger," page 50 of the Verizon S-4.)

         Additional discussions between Qwest's advisors and MCI's advisors ensued:

                  "On April 29, 2005, Qwest delivered to MCI a revised irrevocable offer with substantially equivalent financial and non-financial terms as its prior irrevocable offer, with some modifications to the non-financial terms, including the addition of restrictions with respect to Qwest's ability to substitute up to $1.2 billion in cash for up to $1.2 billion of the aggregate stock consideration. There were also additional due diligence meetings and information exchanges between MCI and Verizon regarding their respective first quarter results and other matters, and additional due diligence meetings and information exchanges between MCI and Qwest."

         (See "Background of the Merger," page 50 of the Verizon S-4.)

         In response, Verizon began considering making a revised proposal and MCI and Verizon once again engaged in discussions regarding the terms of Verizon's anticipated revised proposal:

                  "On April 29, 2005, MCI received a formal revised proposal from Verizon . . . . The total stated amount of Verizon's
                  proposal was $26.00 per share of MCI common stock (excluding the $0.40 per share dividend declared by MCI's board of directors on February 11, 2005). The closing market price of MCI common stock on the previous business day was $26.59."

         (See "Background of the Merger," page 51 of the Verizon S-4.)

                  Then, "[f]ollowing these discussions, MCI's board of directors unanimously determined that the Verizon merger agreement, and the transactions contemplated by the Verizon merger agreement, were advisable, fair and in the best interests of MCI's stockholders, and more favorable to MCI's stockholders than Qwest's latest proposal, and voted unanimously to approve the Verizon merger agreement and to recommend that MCI's stockholders approve and adopt the merger agreement with Verizon."

         (See "Background of the Merger," page 52 of the Verizon S-4.)

         On May 2, 2005, Qwest issued a press release entitled, "Qwest responds to MCI's endorsement of Verizon's latest bid," wherein it stated, among other things:

                  "We believe that the decision of the MCI board to once again favor Verizon is another example of that board's failure to accept the offer that maximizes shareowner value. We do note that the declaration of `superiority' for our $30 offer contained no discussion of the factors the MCI board now describes as reasons $30 is not deemed greater than $26."

                  "It is no longer in the best interests of shareowners, customers and employees to continue in a process that seems to be permanently skewed against Qwest . . . ."

         (See Qwest press release dated May 2, 2005.)

                  Thereafter, "[o]n May 4, 2005, Qwest's legal counsel delivered a letter to MCI which stated that Qwest had revoked its latest offer and that such offer was of no further force or effect."

         (See "Background of the Merger," page 52 of the Verizon S-4.)

         The foregoing discussion is not complete and is qualified in its entirety by reference to the full text of the Verizon S-4 and the Qwest May 2, 2005 press release. Deephaven takes no responsibility for the accuracy or completeness of the Verizon S-4 or any other filing or statement of MCI, Verizon or Qwest.

         Deephaven believes a combination with Qwest under the terms and conditions of Qwest's revoked April 21 proposal, as described in the Verizon S-4, would be in the interest of MCI stockholders. Deephaven currently intends to vote its 16,118,185 shares representing approximately 4.96% of the outstanding MCI shares, based on MCI's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, AGAINST the Verizon merger. Deephaven has no knowledge of Qwest's plans or intentions, however, to engage in a merger combination with MCI in the event that the merger with Verizon is voted down, and there can be no assurance that Qwest will make another bid for MCI.

                CERTAIN INFORMATION REGARDING THE PROPOSED MERGER

         The Verizon S-4 states in the letter to MCI stockholders from the Chief Executive of MCI that, if the proposed merger with Verizon were consummated, MCI common stockholders would:

                  "receive merger consideration worth at least $20.40 per share. This amount may be increased by up to $5.60 per share to the extent a special cash dividend has not been previously paid in full. The amount may be decreased if there is an adjustment based on the amounts required to satisfy certain liabilities. More particularly:

                  o The merger agreement provides that after MCI's stockholders approve the merger, MCI will declare and pay a special cash dividend of up to $5.60 per share (reduced by the amount of any other dividends declared by MCI from the date of [MCI's] proxy statement . . . until the payment of the special cash dividend). If MCI pays less than the full amount of this special cash dividend, the remainder will be paid out as cash merger consideration, without interest, at the closing of the merger.

                  o In addition, at the closing of the merger, each share of MCI common stock that you hold will be converted into the right to receive 0.5743 shares of Verizon common stock. If the average trading price for Verizon's common stock is less than $35.52 over the 20 trading days ending on the third trading day prior to closing, you will receive additional Verizon common stock or cash (at Verizon's option) in an amount sufficient to assure that the merger consideration is at least $20.40 per share.

                  o The consideration you will receive is subject to a potential downward purchase price adjustment based upon the amount of certain liabilities of MCI, which include MCI bankruptcy claims, including tax claims, as well as certain international tax liabilities. For a description of these bankruptcy claims and international tax claims, see "The Merger Agreement - Potential Downward Purchase Price Adjustment for Specified Liabilities" on page 99 [of the Verizon S-4]. Any downward purchase price adjustment would be applied first to any cash merger consideration that would otherwise be payable at the closing. The potential downward purchase price adjustment could be material and is limited only by the amount of the merger consideration."

                  "If there is no downward purchase price adjustment and Verizon chooses not to issue additional shares in the event that Verizon's average stock price during the measurement period is less than $35.52 per share, then
                  Verizon will issue approximately 164.4 million shares of common stock in connection with the merger for a total value to MCI's stockholders (not including shares beneficially owned by Verizon), including the special cash dividend, of approximately $7.4 billion and, after the merger, MCI's former stockholders (not including shares beneficially owned by Verizon) will own approximately 5.6% of Verizon's outstanding common stock."

                  "[MCI and Verizon] cannot determine now, and, at the time of the MCI stockholders' meeting, [they] will not be able to determine, the value of the aggregate merger consideration, the number of Verizon shares you will receive in the merger and the ratio of stock to cash you will receive in the merger, because:

                  o The special cash dividend will not be paid until after the MCI stockholders approve the merger at the MCI stockholders' meeting;

                  o The average of the trading prices for Verizon's common stock over the measurement period cannot be determined until the third business day before the closing of the merger; and

                  o The estimated amount of the liabilities which will determine whether there will be a downward purchase price adjustment will not finally be determined until the closing of the merger."

         (See Letter to MCI stockholders from the Chief Executive of MCI attached to the Verizon S-4.)

                                VOTING PROCEDURES

         To vote AGAINST the proposed merger at the Special Meeting, please sign and date the enclosed GREEN proxy card and return it to D. F. King & Co., Inc. ("King") in the enclosed postage-paid envelope. Submitting a proxy will not affect your right to attend the Special Meeting and vote in person.

How do I vote in person if I am a record holder?

         If you are a stockholder of record of MCI common stock on the Record Date, you may attend the Special Meeting and vote in person, and your vote will cancel any prior proxy.

How do I vote by proxy if I am a record holder?

         To vote by proxy, you should complete, sign and date the enclosed GREEN proxy card and return it promptly in the enclosed postage-paid envelope. To be able to vote your shares in accordance with your instructions at the Special Meeting, we must receive your proxy as soon as possible, but in any event prior to the Special Meeting. You may vote your shares without submitting a proxy to us if you vote in person or submit a proxy to the secretary of MCI.

What if I am not the record holder of my shares?

         If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it as the record holder can give a proxy with respect to your shares. You may have received either a GREEN proxy card from the record holder (which you can complete and send directly to King) or an instruction card (which you can complete and return to the record holder to direct its voting of your shares). If the record holder has not sent you either a GREEN proxy card or an instruction card, you may contact the record holder directly to provide it with instructions.

         You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which shares are held. You should complete, sign, date and return each GREEN proxy card and voting instruction card you receive.

         You may also receive a [____] proxy or voting instruction card which is being solicited by the MCI board of directors. We urge you to discard any [____] proxy or voting instruction cards sent to you by MCI. If you have previously signed a [____] proxy or voting instruction card sent by MCI, we urge you to sign, date and promptly mail the enclosed GREEN proxy card or voting instruction card for the Special Meeting, which will revoke any earlier dated proxy or voting instruction cards solicited by the MCI board of directors that you may have signed. It is very important that you date your proxy. It is not necessary to contact MCI for your revocation to be effective.

         If you do not have record ownership of your shares and want to vote in person at the Special Meeting or if you are voting for someone else at the Special Meeting, you may obtain a document called a "legal proxy" from the record holder of the shares or such other person and bring it to the Special Meeting, or otherwise submit your legal proxy by telephone or through the Internet.

         If you need assistance, please contact our solicitor, King, by telephone at 800-488-8095.

What should I do if I receive a proxy card from MCI's management?

         Discard it. Proxies on the [____] proxy card are being solicited by MCI's management. If you submit a proxy to us by signing and returning the enclosed GREEN proxy card, do not sign or return the [____] proxy card or follow any voting instructions provided by MCI, because only your latest-dated proxy will be counted.

         If you have already sent a [____] proxy card to MCI and voted in favor of the proposed merger, you may revoke it and vote against the proposed merger simply by signing, dating and returning the enclosed GREEN proxy card.

What if I want to revoke my proxy or change my voting instructions?

         If you give a proxy, you may revoke it at any time before it is voted on your behalf. You may do so by:

         o delivering a later-dated proxy to either King or the secretary of MCI; or

         o delivering a written notice of revocation to either King or the secretary of MCI; or

         o   voting in person at the Special Meeting.

         If you hold your shares in street name, you may change your vote by:

         o   submitting new voting instructions to your broker or nominee; or

         o attending the Special Meeting and voting in person or by submitting your proxy by telephone or through the Internet, provided you have obtained a signed legal proxy from the record holder giving you the right to vote your shares.

         If you choose to revoke a proxy by giving written notice or a later-dated proxy to the secretary of MCI or by submitting new voting instructions to your broker or nominee, we would appreciate if you would assist us in representing the interests of stockholders on an informed basis by sending us a copy of your revocation, proxy or new voting instructions or by calling King at 800-488-8095. Remember, your latest-dated proxy is the only one that counts.

If I plan to attend the Special Meeting, should I still submit a proxy?

         Whether you plan to attend the Special Meeting or not, we urge you to submit a proxy. Returning the enclosed proxy card will not affect your right to attend the Special Meeting and vote.

Who can vote?

         You are eligible to vote or to execute a proxy only if you owned MCI common stock on the Record Date for the Special Meeting. Even if you sell your shares after the Record Date, you will retain the right to execute a proxy in connection with the Special Meeting. It is important that you grant a proxy regarding shares you held on the Record Date, or vote those shares in person, even if you no longer own those shares. Based upon MCI's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 9, 2005, 325,238,536 shares of MCI common stock were issued and outstanding at the close of business on April 30, 2005.

How many votes do I have?

         With respect to each matter to be considered at the Special Meeting, you are entitled to one vote for each share of MCI common stock owned by you on the Record Date. Based on documents publicly filed by MCI, MCI has no outstanding voting securities other than its common stock.

How will my shares be voted?

         If you give a proxy on the accompanying GREEN proxy card, your shares will be voted as you direct. If you submit a signed GREEN proxy card to King without instructions, your shares will be voted AGAINST the proposed merger (see
Item 1 on the GREEN proxy card). Submitting a signed GREEN proxy card without instructions will also entitle Deephaven to vote your shares in accordance with their discretion on matters not described in this proxy statement that Deephaven does not know, a reasonable time before this solicitation, are to be presented to the meeting and that properly come before the Special Meeting or any adjournment or postponement of the Special Meeting (see Items 2 and 3 on the GREEN proxy card).

         If MCI stockholders holding shares of MCI common stock in street name do not provide voting instructions, their shares will not be voted and will therefore be considered broker "non-votes."

         Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the Record Date by the person who submitted it.

         If you give a proxy on the accompanying GREEN proxy card, your shares will be voted against any proposal to postpone or adjourn the Special Meeting if such proposal is made to facilitate the proposed merger, provided you either vote FOR Item 3 or fail to specify an instruction with respect to Item 3 of the enclosed GREEN proxy card.

What is a quorum and why is it necessary?

         A quorum of stockholders is necessary to have a valid meeting of MCI stockholders. A majority of the shares of MCI common stock issued and outstanding and entitled to vote on the Record Date must be present in person or by proxy at the MCI Special Meeting in order for a quorum to be established. [[_________] shares of common stock of MCI constitute a majority as of the Record Date according to the joint proxy statement/prospectus of Verizon and MCI contained in the Verizon S-4, as filed by Verizon on [__________], 2005, which states that approximately [_________] shares of MCI common stock were issued and outstanding on the Record Date for the Special Meeting.] Abstentions and broker "non-votes" count as present for establishing the quorum described above. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. According to page 127 of the Verizon S-4, MCI intends to adjourn or postpone the Special Meeting to solicit additional proxies if a quorum is not present at the Special Meeting.

What vote is required to approve each proposal and how will votes be counted?

         The following information has been taken from the preliminary joint proxy statement/prospectus of MCI and Verizon contained on pages v and vi of the Verizon S-4:

                  "The approval of [the MCI] proposal, and therefore the closing of the merger, requires the affirmative vote of the holders of a majority of the outstanding shares of MCI common stock . . . ."

                  "If you do not return your proxy card, submit your proxy by telephone or Internet or vote in person at the special meeting of MCI stockholders, it will be more difficult for MCI to obtain the necessary quorum to hold the special meeting of MCI stockholders."

                  "Your failure to vote or your abstention from voting will have the same effect as a vote against the adoption of the merger agreement and the approval of the merger. Brokers holding shares of MCI common stock as nominees who do not receive instructions from the beneficial owners of those shares of MCI common stock will not have discretionary authority to vote those shares of MCI common stock. Therefore, your failure to provide voting instructions to your broker will also have the same effect as a vote against the adoption of the merger agreement and approval of the merger . . . ."

                  "Your broker will vote your shares of MCI common stock only if you provide voting instructions to your broker. You should instruct your broker on how to vote your shares of MCI common stock by following the voting instructions your broker provides you. Please check the voting information form used by your broker to see if it offers telephone or Internet voting . . . ."

                  "A broker non-vote will be counted towards a quorum at the special meeting of MCI stockholders, [and] will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger."

         (See "Questions and Answers for MCI Stockholders About the Merger and the Approval of the Merger," pages v and vi of the Verizon S-4.)

Can the meeting be adjourned or postponed?

         Article I, Section 6 of MCI's By-Laws adopted on April 19, 2004 (the "MCI By-Laws") provides that if a quorum is not present (in person, by proxy or by remote communication, if applicable), "the holders of a majority . . . [of the issued and outstanding shares of MCI at the Record Date] . . . so present or represented or the presiding officer of the meeting . . . , may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained." The MCI By-Laws also provide that written notice of all meetings, including any special meetings, shall be mailed or delivered to each stockholder entitled to vote at the meeting and that notice of any special meeting "shall state in general terms the purpose or purposes for which the meeting is to be held." (See the MCI By-Laws, Article I, Section 4.)

         According to page 127 of the Verizon S-4, "[y]ou will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or the Internet, or if you vote in person at the [S]pecial [M]eeting of MCI stockholders."

How can I receive more information?

         If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call King at 800-488-8095.

                               APPRAISAL RIGHTS

         The following information is taken from the Verizon S-4, as identified below:



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

                  "Under Section 262 of the [Delaware General Corporate Law
                  (the 'DGCL')], the stockholders of MCI will be entitled to appraisal rights if they are required under the terms of the merger agreement to accept cash (other than cash in lieu of fractional shares) for their shares. Under the terms of the merger agreement, MCI stockholders will receive cash for their stock if less than the full amount of the special cash dividend is paid by MCI, or if Verizon exercises its right to reduce the exchange ratio to an amount no less than 0.5743 and pay a per share cash amount instead. MCI stockholders will need to take steps to effect their appraisal rights prior to knowing whether a per share cash payment will be payable in connection with the merger."

                  "If MCI stockholders are entitled to appraisal rights, then MCI stockholders who do not vote in favor of the merger, and who otherwise comply with the provisions of Delaware law described below, may pursue an appraisal remedy for the fair value of their shares of MCI common stock. Determination of 'fair value' is based on all relevant factors, but excludes any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. MCI stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the DGCL, which sets forth the appraisal rights, is attached as Annex E to [the joint proxy statement/prospectus of Verizon and MCI contained in the Verizon S-4] . . . ."

                  "Section 262 of the DGCL sets forth the procedures a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. If you fail to comply with these procedures, you may lose any appraisal rights you may have. The following summary of the required procedures is qualified in its entirety by the provisions of
                  Section 262 of the DGCL. Please review Section 262 of the DGCL for the complete procedures. Neither Verizon nor MCI will give you any notice of your appraisal rights other than as described in [the joint proxy statement/prospectus of Verizon and MCI contained in the Verizon S-4] and as required by the DGCL."

         (See "Appraisal Rights," page 89 of the Verizon S-4.)

                  "General requirements. Section 262 of the DGCL generally requires the following:

                  o Written demand for appraisal. You must deliver a written demand for appraisal to MCI before the vote is taken at the special meeting of MCI stockholders. This written demand for appraisal must be separate from the proxy. In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. Similarly, a vote against the merger will not satisfy your obligation to make written demand for appraisal. You should read the paragraphs below for more details on making a demand for appraisal.

                  o Refrain from voting for the merger proposal. In connection with exercising your appraisal rights, you must not vote in favor of the adoption of the merger agreement and approval of the merger. If you return a properly executed proxy or otherwise vote in favor of the adoption of the merger agreement and approval of the merger, your right to appraisal will terminate, even if you previously filed a written demand for appraisal. You do not have to vote against the adoption of the merger agreement and approval of the merger in order to preserve your appraisal rights.

                  o Continuous ownership of shares of MCI common stock. You must continuously hold your shares of MCI common stock from the date you make the demand for appraisal through the closing of the merger."

                  "Requirements for written demand for appraisal. A written demand for appraisal of MCI common stock is effective only if it is signed by or for the stockholder of record who owns the shares of MCI common stock at the time the demand is made. The demand must be signed in the same way as the stockholder's name appears on its stock certificate(s). If you are a beneficial owner of MCI common stock but not a stockholder of record, you must have the stockholder of record for your shares of MCI common stock sign a demand for appraisal on your behalf. If you own shares of MCI common stock through a bank or broker, who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of your shares must be made by or on behalf of the depository nominee and must identify the depository nominee as a record holder. . . . If you are a record owner, such as a broker, who holds MCI common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares of MCI common stock held for one or more beneficial owners, while not exercising that right for other beneficial owners. As the record owner, you should specify in the written demand the number of shares of MCI common stock as to which you wish to demand appraisal. If you do not specify the number of shares of MCI common stock, we will assume that your written demand covers all of the shares of MCI common stock that are in your name."

         (See "Appraisal Rights," page 90 of the Verizon S-4.)

                  "MCI stockholders should address the written demand to MCI, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147,
                  Attention: corporate secretary. It is important that MCI receive all written demands before the vote on the merger is taken. . . . The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of MCI common stock owned, and that the stockholder is thereby demanding appraisal of the stockholder's shares of MCI common stock."

                  "Written notice. Within 10 days following the closing of the merger, MCI must notify in writing to each stockholder who has fully complied with the conditions of Section 262 of the DGCL that the merger has closed. Except as required by law, MCI will not notify stockholders of any dates by which appraisal rights must be exercised."

         (See "Appraisal Rights," page 90 of the Verizon S-4.)

                  "Petition with the Chancery Court. Within 120 days following the closing of the merger, either MCI or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the shares of MCI common stock held by all of the stockholders who are entitled to appraisal rights . . . ."

                  "Withdrawal of demand. If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days following the closing of the merger by sending written notice to the corporate secretary of MCI. You may also withdraw your demand for appraisal after 60 days following the closing of the merger, but only with the written consent of MCI. If you withdraw your demand for appraisal, you will be entitled to receive the merger consideration provided in the merger agreement."

                  "Request for appraisal rights statement. If you have complied with the conditions of Section 262 of the DGCL, you will be entitled to receive a statement from MCI setting forth the number of shares of MCI common stock for which appraisal rights have been exercised and the number of stockholders who own those shares of MCI common stock. In order to receive this statement, you must send a written request to corporate secretary of MCI within 120 days following the closing of the merger. Following the merger, MCI will have 10 days after receiving a request to mail the statement to the stockholder."

                  "Chancery Court procedures. If you properly file a petition for appraisal in the Chancery Court and deliver a copy of the petition to MCI, MCI will then have 20 days to provide the Chancery Court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with MCI as to the value of their shares of MCI common stock. The Chancery Court will then send notice to all of the stockholders who have demanded appraisal. If the Chancery Court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the DGCL and whether they are entitled to appraisal under that section. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court's directions, you may be dismissed from the proceeding."

                  "Appraisal of shares of MCI common stock. After the Chancery Court determines which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares of MCI common stock. To determine the fair value of the shares of MCI common stock, the Chancery Court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares of MCI common stock, it will direct MCI to pay that value to the stockholders who are entitled to appraisal. The Chancery Court can also direct MCI to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive the fair value for your shares of MCI common stock, you must surrender your stock certificates to MCI."

                  "The Chancery Court could determine that the fair value of shares of MCI common stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive more than, the same as, or less than the amount of consideration that you otherwise would have received under the merger agreement. The Delaware Supreme Court has stated that 'proof of value by any technique or methods that are generally considered acceptable in the financial community and otherwise admissible in court' should be considered in the appraisal proceedings."

         (See "Appraisal Rights," page 91 of the Verizon S-4.)

                  "Loss of stockholder rights. If you demand appraisal, following the closing of the merger you will not be entitled to:

                  o vote your shares of MCI common stock, for any purpose, for which you have demanded appraisal;

                  o receive payment of dividends or any other distribution with respect to your shares[] of MCI common stock except for dividends or distributions, if any, that are payable to holders of record as of a record date before the closing of the merger; or

                  o receive the payment of the consideration provided for in the merger agreement."

                  "However, you can receive the merger consideration if a petition for an appraisal is not filed within 120 days following the closing of the merger, or if you deliver to MCI a written withdrawal of your demand for an appraisal indicating your acceptance of the merger. Your withdrawal must be delivered to MCI either within 60 days following the closing of the merger or with the written consent of MCI. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the Chancery Court cannot be dismissed without the Chancery Court's approval. The Chancery Court may condition its approval upon any terms that it deems just."

         (See "Appraisal Rights," page 92 of the Verizon S-4.)

         Page 14 of the Verizon S-4 further states that "[f]ailure to comply with the procedures described in Annex E [of the joint proxy statement/prospectus of Verizon and MCI contained in the Verizon S-4] will result in the loss of appraisal rights. We urge you to read carefully the text of Section 262 of the DGCL governing appraisal rights and to consult your legal advisor."

                        PROXY SOLICITATION AND EXPENSES

         Proxies may be solicited by mail, telephone, telefax, the Internet, newspapers and other publications of general distribution and in person. The persons listed in Annex A who are or may be deemed to be participants in the solicitation may assist in the solicitation of proxies without additional remuneration, except as may otherwise be set forth in this proxy statement.

         In connection with this solicitation of proxies, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries will be asked to forward all soliciting materials to the beneficial owners of the shares that those institutions hold of record. Deephaven will reimburse those institutions for reasonable expenses that they incur in connection with forwarding these materials.

         Deephaven has retained King to solicit proxies in connection with the Special Meeting. King may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries and will employ approximately 50 people in its efforts. Deephaven has agreed to reimburse King for its reasonable expenses, to indemnify it against certain losses, costs and expenses and to pay it fees in connection with the proxy solicitation. It is currently expected that the fees payable to King in connection with this proxy solicitation will not exceed $250,000.

         Deephaven has not engaged any financial advisor in connection with this proxy or the solicitation of proxies in connection with the Special Meeting.

         In addition to the costs related to the engagement of King, costs related to our solicitation of proxies include expenditures for printing, postage, legal services, public relations and other related items. Total expenditures are expected to be approximately $______. The entire expense of this proxy solicitation is being borne by Deephaven.

      INFORMATION ABOUT THE PARTICIPANTS IN THIS SOLICITATION OF PROXIES

         Deephaven is a participant in the solicitation of proxies for the Special Meeting within the meaning of the federal securities laws. Certain other individuals identified in Annex A to this proxy statement may also be deemed to be participants in such solicitation. Information concerning Deephaven and other persons who may be deemed to be participants in the solicitation of proxies for the Special Meeting, including their beneficial ownership of MCI common stock, is set forth in Annex A to this proxy statement and is incorporated into this proxy statement by reference. Information in this proxy statement about each person who is or may be deemed a participant was provided by that person.

                             INFORMATION ABOUT MCI

         Based upon information provided in the Verizon S-4, the mailing address of the principal executive offices of MCI is: MCI, Inc., 22001 Loudoun County Parkway, Ashburn, Virginia 20147, telephone 703-886-5600.

         Annex B to this proxy statement sets forth information obtained from MCI's public filings related to the beneficial ownership of MCI common stock and is incorporated in this proxy statement by reference.

         Except as otherwise noted herein, the information in this proxy statement concerning MCI has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Deephaven takes no responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by Deephaven or on its behalf, or for any failure by Verizon or MCI to disclose events that may affect the significance or accuracy of such information.

                        OTHER MATTERS TO BE VOTED UPON

         We are not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the MCI Special Meeting or any adjournment or postponement of the Special Meeting, the person named as proxy holder, Deephaven, will have discretion to act on those matters, provided you vote FOR Items 2 and 3 on the enclosed GREEN proxy card. Proxies to be voted against the proposed merger will not be used by Deephaven to vote in favor of an adjournment of the Special Meeting of MCI stockholders for purposes of soliciting additional votes in favor of the proposed merger, provided you either vote FOR Item 3 or fail to specify an instruction with respect to Item 3 of the enclosed GREEN proxy card.

                         FUTURE STOCKHOLDER PROPOSALS

         The following information of the requirements for submitting shareholder proposals for inclusion in MCI's proxy statement for MCI's next annual meeting was taken from the Definitive Proxy Statement filed by MCI on April 20, 2005 (the "MCI Proxy"), page 24:

                  "[The MCI By-Laws] require stockholders who intend to nominate directors or propose new business at any [a]nnual [m]eeting to provide advance notice of such intended action as well as certain additional information. The [MCI By-Laws] provision requires stockholders to provide [MCI] with notice of their intent to nominate directors or propose new business at an [a]nnual [m]eeting not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's [a]nnual [m]eeting; provided, however, that in the event that the date of the [a]nnual [m]eeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder is required to give notice of their intent to nominate directors or propose new business not less than 90 days or more than 120 days prior to the date of the [a]nnual [m]eeting or on the 10th day following the day on which public announcement of the date of such [a]nnual [m]eeting is first made by [MCI]."

                  "In addition, in accordance with federal securities laws, proposals to be submitted by stockholders for consideration at [MCI's] next [a]nnual [m]eeting and inclusion in MCI's 2006 Proxy Statement must be received by MCI at its executive offices in Ashburn, Virginia, not later than January 16, 2006."

         (See "Date for Submission of Stockholder Proposals for 2006 Annual Meeting," page 24 of the MCI Proxy.)

                                  * * * * * *

         Questions or requests for additional copies of this proxy statement should be directed to:

                            D. F. King & Co., Inc.
                                48 Wall Street
                              New York, NY 10005

                                 800-488-8095

                                                                       Annex A

            INFORMATION CONCERNING DEEPHAVEN CAPITAL MANAGEMENT LLC AND OTHER PERSONS WHO MAY BE DEEMED TO BE PARTICIPANTS
                        IN THIS SOLICITATION OF PROXIES

         Deephaven is a participant in the solicitation of proxies for the Special Meeting within the meaning of the federal securities laws. As described above, Deephaven has retained King to solicit proxies. (See "Proxy Solicitation and Expenses" above.)

Interests of Persons Who Are or May Be Deemed to Be Participants in the Solicitation

         Deephaven has direct and indirect beneficial ownership of shares of common stock of MCI, Verizon and Qwest. (See "Beneficial Ownership of MCI, Verizon and Qwest Common Stock by Persons Who Are or May Be Deemed to Be Participants in the Solicitation" below.)

         Additionally, as of June 13, 2005, Deephaven has the following beneficial ownership interest in bonds of both MCI and Qwest:

         MCI:     $194,453,656 aggregate principal amount
         Qwest:   $78,887,000 aggregate principal amount

         Deephaven may at any time buy or sell shares of common stock of MCI or engage in any other strategic transaction in connection with its ownership of such shares, including without limitation, commencing a consent solicitation to remove and replace members of the board of directors of MCI, although Deephaven has not yet determined whether to commence such consent solicitation and has not yet identified replacements for such members of the board of directors.


Beneficial Ownership of MCI, Verizon and Qwest Common Stock by Persons Who Are or May Be Deemed to Be Participants in the Solicitation(1)


As of June 13, 2005, Deephaven had beneficial ownership of MCI common stock as follows:

Number of shares beneficially owned: 16,118,185


As of June 13, 2005, Deephaven had beneficial ownership of Verizon common stock as follows:

Number of shares beneficially owned: None. Deephaven has an aggregate short position of 4,367,649 shares.


As of June 13, 2005, Deephaven had beneficial ownership of Qwest common stock as follows:

Number of shares beneficially owned: 800,100





---------------------
(1) All positions are net positions across all of Deephaven's various funds and reflect positions held long and short as well as positions held under swap agreements.

                                                                       Annex B

                       COMMON STOCK OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

         The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of April 2, 2005 (60 days after January 31, 2005) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

         The following table sets forth, based solely upon the MCI Proxy, certain information as to the beneficial ownership of MCI's common stock as of January 31, 2005.

         According to page 6 of the MCI Proxy, such table "sets forth the beneficial ownership of MCI's Common Stock as of January 31, 2005 to (1) each person or entity who is known by [MCI] to hold 5% or more of its voting Common Stock, (2) each member of [MCI's] Board of Directors, (3) each of [MCI's] named executive officers and (4) all directors and executive officers as a group. Each such stockholder has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto."


                                          BENEFICIAL OWNERSHIP TABLE


                                                                      Amount and Nature
                                                                        of Beneficial
                                                                          Ownership            Percentage
                                                                         (Shares of                 of
Name of Beneficial Owner                                                Common Stock)            Class(1)
------------------------------------                                 -------------------       -------------
Carlos Slim Helu and associates(2)                                      43,447,684                13.52%
Dennis R. Beresford                                                          5,048                     *
Robert T. Blakely(3)                                                       145,651                     *
Fred M. Briggs, III(3)                                                      64,111                     *
Michael D. Capellas(3)                                                     772,125                     *
Daniel Casaccia(3)                                                          59,807                     *
Jonathan C. Crane(3)                                                        64,816                     *
Daniel Crawford(3)                                                          14,736                     *
W. Grant Gregory                                                             3,834                     *
Judith Haberkorn                                                             3,834                     *
Elizabeth Hackenson(3)                                                      12,719                     *
Laurence E. Harris                                                           3,617                     *
Nancy M. Higgins(3)                                                         47,665                     *
Eric Holder                                                                  3,401                     *
Wayne E. Huyard(3)                                                          85,588                     *
Nicholas deB. Katzenbach                                                     5,332                     *
Anastasia D. Kelly(3)                                                       69,493                     *
Mark A. Neporent                                                             3,339                     *
Clarence B. Rogers, Jr.                                                      4,876                     *
Eric Slusser(3)                                                             25,595                     *
Grace Chen Trent(3)                                                         46,926                     *
All directors and current executive officers as a group (20 persons)     1,442,513                     *


---------
 *   Less than one percent

"(1) Based on 321,324,758 shares of Common Stock issued and outstanding as of January 31, 2005."

(See page 6 of the MCI Proxy.)

"(2) The shares of MCI Common Stock held by Carlos Slim Helu and his associates are based upon the Form 13D filed with the SEC on March 3, 2005. As described in Amendment No. 1 to such Form 13D filed with the Securities and Exchange Commission on April 11, 2005, on April 9, 2005, Carlos Slim Helu and his associates entered into a stock purchase agreement with [Verizon] and Eli Acquisition, LLC, a wholly owned subsidiary of Verizon (the 'Verizon Stock Purchase Agreement'), providing for the sale to Verizon of all of the shares of MCI Common Stock held by Carlos Slim Helu and his associates."

(See page 6 of the MCI Proxy.)

     Furthermore, according to page 13 of the Verizon S-4:

          "[o]n May 17, 2005, Verizon acquired approximately 43.4 million shares of MCI common stock from eight entities affiliated with Carlos Slim Helu . . ., sometimes referred to as the selling group, pursuant to [the Verizon Stock Purchase Agreement]. Verizon transferred these shares to a trust established pursuant to an agreement between Verizon and the DOJ and a trust agreement between
          Verizon and Dick Thornburgh as trustee . . . ."

"(3) All shares of MCI Common Stock were granted to the executive on April 20, 2004 pursuant to the MCI, Inc. 2003 Restricted Stock Plan. All executive officers received additional shares of restricted stock on February 28, 2005, which are not reflected in this table."

(See page 6 of the MCI Proxy.)

                                   MCI, INC.



                     PRELIMINARY PROXY SUBJECT TO COMPLETION
                               DATED JUNE 15, 2005


                 PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

        THIS PROXY IS SOLICITED BY DEEPHAVEN CAPITAL MANAGEMENT LLC AND
                  NOT BY THE BOARD OF DIRECTORS OF MCI, INC.



         The undersigned stockholder of MCI, Inc. hereby appoints [INSERT NAMES & TITLES OF INDIVIDUALS WHO WILL ACT AS PROXIES], and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Special Meeting of Stockholders of MCI, Inc. and at any adjournment or postponement thereof, with authority to vote all shares which the undersigned is entitled to vote in accordance with the directions indicated herein.

         Receipt of the proxy statement is hereby acknowledged.

         This proxy, when properly executed, will cause your shares to be voted as you direct. If you return this proxy, properly executed, without specifying a choice, your shares will be AGAINST item (1) and FOR items (2) and (3) on the reverse side.

SEE REVERSE SIDE

               (Continued and to be signed on the reverse side)

DEEPHAVEN CAPITAL MANAGEMENT LLC RECOMMENDS YOU VOTE "AGAINST" ITEM (1) AND "FOR" ITEMS (2) AND (3) BELOW.

1. Adopt and approve the Agreement and Plan of Merger, dated as of February 14, 2005, among Verizon Communications Inc., Eli Acquisition, LLC and MCI, Inc., as amended as of March 4, 2005 and March 29, 2005, and as may be amended from time to time.

                     For [ ]           Against  [ ]         Abstain   [ ]


2. In their discretion with respect to such other business unknown a reasonable time before the date of the Verizon S-4 as properly may come before the special meeting or any adjournments or postponements thereof.

                     For [ ]           Against  [ ]         Abstain   [ ]


3. In their discretion with respect to a postponement or adjournment to permit further solicitation of proxies for the merger.

                     For [ ]           Against  [ ]         Abstain   [ ]




-------------------------------------------------------------------------------
Please sign exactly as name(s) appear on this proxy.

When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign by an authorized officer, with title and full corporate name. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies previously given by the signer to vote at the Special Meeting of Stockholders of MCI, Inc., and any adjournment or postponement thereof.


DATED _____________________________, 2005


--------------------------------------             ----------------------------
Signature of shareholder or                        Signature (if held jointly)
authorized officer or representative


-------------------------------------
Title/Authority